Press Release	Source: Home Solutions of America, Inc.

Home Solutions of America Reports Record Second Quarter Revenue and Net Income
Monday August 15, 4:43 pm ET

Both Specialty Interior Services and Restoration Services Divisions Generate Strong Organic Growth

Quarterly Revenue Increases 117.6%, EBITDA Rises 100%, Net Income Jumps 83%, and Diluted EPS of 4 Cents Increases 100%

Company Increases Full-Year 2005 Diluted EPS Guidance to $0.18 to $0.20 From $0.14 to $0.18 Per Diluted Share

DALLAS, Aug. 15 /PRNewswire-FirstCall/ -- Home Solutions of America, Inc. (Amex: HOM - News), a niche provider of specialty residential services, announced today record second quarter financial results for the period ended June 30, 2005. The Company generated second quarter revenue of $16.1 million, a 117.6% increase versus the same period in 2004 when Home Solutions had revenue of $7.4 million. Home Solutions generated $2.2 million of EBITDA (which includes $1.8 million of operating income and $0.4 million of depreciation and amortization) during the 2005 second quarter versus EBITDA of $1.1 million (which includes $0.9 million of operating income plus $0.2 million of depreciation and amortization) during the 2004 second quarter. The Company generated 2005 second quarter net income of $1.1 million, or $0.04 per diluted share, compared to $0.6 million or $0.02 per diluted share in the year earlier period.

For the six months ended June 30, 2005, the Company generated revenue of $25.4 million compared to $14.1 million in 2004. The company generated $4.0 million in EBITDA (which includes $3.5 million of operating income and $0.5 million of depreciation and amortization) compared to $1.7 million (which includes $1.3 million of operating income plus $0.4 million of depreciation and amortization) in the first six months of fiscal 2004. The company reported net income of $2.1 million, or $0.08 per diluted share for the six months ended June 30, 2005, compared to $1.0 million, or $0.04 per diluted share for the first six months of fiscal 2004.

Restoration Services generated second quarter revenue of $4.9 million, a 25.6% increase versus $3.9 million for the 2004 second quarter. Specialty Interior Services had revenue of $11.2 million, a 220% increase versus $3.5 million in the year-earlier period.

The Company also significantly improved its balance sheet. The Company reduced its outstanding indebtedness at June 30, 2005 to $15.3 million compared to $20.5 million at March 31, 2005. Subsequent to June 30, 2005, the balance of the Company's Series A Preferred stock had converted to common stock and more than $1.0 million of debt had converted to equity.

"We are extremely pleased by the strong second quarter we recently completed," said Frank Fradella, Chairman and CEO of Home Solutions. "Despite being highly focused on integrating the Cornerstone acquisition and positioning it for growth, we were able to organically grow our other operations over 32% and improve their profit margins. We expect that growth will continue as the acquisition of Cornerstone, through its relationships with leading national home retailers such as Home Depot, will further drive growth during the balance of the year."

Business Outlook:

The Company today issued the following outlook for the balance of the year. It now expects to generate record full-year revenue of $57.0 to $61.0 million, compared to previous guidance of $55.0 to $60.0 million. It expects record EBITDA of $9.0 to $9.9 million, compared to previous expectations of $8.5 to $9.5 million. Home Solutions increased its 2005 guidance for fully-diluted earnings per share of $0.18 to $0.20 compared to previous expectations of $0.14 to $0.18 per diluted share. This guidance assumes that Cornerstone will incur significant additional costs in connection with the roll-out of its products to national home retailers.

The Company will hold a conference call and webcast at 4:30 p.m. Eastern time today. Interested participants should call (888) 554-9234 and reference Conference ID 8558381. There will be a playback available until midnight, September 15, 2005. To listen to the playback, please call (888) 554-9234. Please use pass code 8559391 to access the replay. The Company will also webcast the call. Investors may access the webcast by going to the Company's website http://www.homcorp.com/ . The webcast will also be available until September 15th.

Home Solutions is a niche provider of specialty residential services including Restoration and Specialty Interior Services. The Company has operations in the California, Texas, Florida, Alabama, Georgia and South Carolina markets through its four subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California and Florida, and Fiber Seal Systems is a national franchise of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/ .

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HOME SOLUTIONS OF AMERICA, INC.

CONTACT: Cormac Glynn, CEOcast, Inc.

Phone: 212 732 4300

Source: Home Solutions of America, Inc.